As filed with the Securities and Exchange Commission on October 27, 2008

Registration No. 333-141608

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AKAMAI TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3432319
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

8 Cambridge Center

c(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul Sagan

President and Chief Executive Officer

8 Cambridge Center

Cambridge, Massachusetts 02142

(617) 444-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Melanie Haratunian, Esq. Akamai Technologies, Inc. 8 Cambridge Center Cambridge, Massachusetts 02142 Telephone: (617) 444-3000 Telecopy: (617) 444-3001	Susan W. Murley, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000 Telecopy: (617) 526-5000

Approximate date of commencement of proposed sale to the public: Completed

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

On March 27, 2007, the registration statement on Form S-3 (File No. 333-141608) (the “Registration Statement”) filed by Akamai Technologies, Inc. (the “Company”) with respect to the resale on a continuous or delayed basis of an aggregate of 2,785,034 shares of common stock, par value $0.01 per share, of the Company (the “Securities”) became effective upon filing with the Securities and Exchange Commission.

The Registration Statement was filed for the benefit of holders of the Securities (the “Holders”), who purchased the Securities covered by the Registration Statement in a private placement in connection with the Company’s acquisition of Netli, Inc. (the “Transaction”), which closed on March 13, 2007.

The Company agreed with the Holders to keep the Registration Statement effective until the earlier of (i) the date on which all the Securities covered by such Registration Statement had been sold pursuant thereto or (ii) one year after the closing date of the Transaction.

In accordance with such agreement, and in accordance with the Company’s undertaking under Regulation S-K Item 512(a)(3), the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all Securities not sold by the Holders pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on October 25, 2008.

AKAMAI TECHNOLOGIES, INC.

By:	/s/ Melanie Haratunian
Melanie Haratunian
Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Sagan* Paul Sagan	President, Chief Executive Officer and Director (Principal executive officer)	October 25, 2008

/s/ J. Donald Sherman* J. Donald Sherman	Chief Financial Officer (Principal financial and accounting officer)	October 25, 2008

/s/ George H. Conrades* George H. Conrades	Director	October 25, 2008

/s/ Martin M. Coyne II* Martin M. Coyne II	Director	October 25, 2008

C. Kim Goodwin	Director

/s/ Ronald L. Graham* Ronald L. Graham	Director	October 25, 2008

Jill A. Greenthal	Director

David Kenny	Director

/s/ Peter J. Kight* Peter J. Kight	Director	October 25, 2008

/s/ F. Thomson Leighton* F. Thomson Leighton	Director	October 25, 2008

/s/ Geoffrey A. Moore* Geoffrey A. Moore	Director	October 25, 2008

/s/ Frederic V. Salerno* Frederic V. Salerno	Director	October 25, 2008

/s/ Naomi O. Seligman* Naomi O. Seligman	Director	October 25, 2008

*By: /s/ Melanie Haratunian

Melanie Haratunian

Attorney-In-Fact